Exhibit 10.1(b)

FIDELITY FEDERAL BANK & TRUST

EMPLOYMENT AGREEMENT

FOR

VINCE A. ELHILOW

This Agreement (this “Agreement”) is made effective as of the 1st day of January, 2004 by and between Fidelity Federal Bank & Trust (the “Bank”), a federally chartered stock savings bank, with its principal administrative office at 205 Datura Street, West Palm Beach, Florida 33401, and Vince A. Elhilow (the “Executive”).

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Bank; and

WHEREAS, the Bank and Executive are parties to an employment agreement dated January 7, 1994, which was entered into when the Bank converted from mutual to stock form as the subsidiary of Fidelity Bankshares, MHC, a federally chartered mutual holding company; and

WHEREAS, the mutual holding company converted to stock form in May 2001 and Fidelity Bankshares, Inc., a Delaware corporation (“the Company”) was established as the stock holding company of the Bank.

WHEREAS, the Bank and Executive desire at this time to update the employment agreement to, among other things, reflect the new form of organization.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank and the Company, respectively. During said period, Executive also agrees to serve as a director of the Bank and the Company and, if elected, as an officer and director of any subsidiary or affiliate of the Bank. Failure to reelect Executive as President and Chief Executive Officer of the Bank and the Company without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.

2. TERMS AND DUTIES

(a) The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement (“Anniversary Date”) and continuing on each Anniversary Date thereafter, this Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice of non-renewal (“Non-Renewal Notice”) is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, in which case his employment shall cease at the end of thirty-six (36) months following such Anniversary Date. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Bank and the

Company (“Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Bank and the Company.

(c) Notwithstanding anything herein to the contrary, Executive’s employment with the Bank may be terminated by the Bank or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement. However, Executive shall not perform, in any respect, directly or indirectly, during the pendency of his temporary or permanent suspension or termination from the Bank, duties and responsibilities as President and Chief Executive Officer of the Company.

3. COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2. The Bank shall pay Executive as compensation a salary of not less than $410,000.00 per year (“Base Salary”). Such Base Salary shall be payable monthly, or in accordance with the normal payroll practices of the Bank. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than January 31 of each year during the term of this Agreement and shall be effective from the first day of said month through the end of the calendar year. Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

(b) The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Section 3(b), Executive will be entitled to participate in or receive benefits under any employee benefit plans of the Bank or the Company including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, stock option and restricted stock plans, health-and-accident plans, medical coverage and any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) In addition to the benefits provided under paragraph (b) of this Section, Executive and his spouse shall be entitled to continuing health care coverage upon Executive’s retirement or other termination of employment with the Bank, other than termination for Cause, which coverage shall be fully paid by the Bank and shall be substantially similar to the coverage provided for Executive and his spouse prior to Executive’s termination of employment. Such health care coverage shall survive the termination of, or expiration of, this Agreement, and shall continue for the lifetime of each of Executive and his spouse, provided however, that upon each such person’s eligibility for Medicare coverage, the Bank shall provide health care coverage to such person at the highest level of coverage provided or made available by the American Association of Retired Persons (AARP) to its members residing in the locale where Executive resides, which coverage shall be supplemental his or her Medicare coverage for his or her lifetime.

(d) The Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive in performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4. OUTSIDE ACTIVITIES

Executive may serve as a member of the board of directors of business, community and charitable organizations subject to the approval of the Board, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest. Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Bank, and the Bank shall reimburse Executive his reasonable expenses associated therewith.

5. WORKING FACILITIES AND EXPENSES

Executive’s principal place of employment shall be at the Bank’s principal executive offices. The Bank shall provide Executive, at his principal place of employment, with a private office and other support services and facilities that are suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement. The Bank shall provide Executive with an automobile suitable to the position of President and Chief Executive Officer of the Bank, and such automobile may be used by Executive in carrying out his duties under this Agreement as well as for his personal use. The Bank shall reimburse Executive for the cost of maintenance, use and servicing of such automobile. The Bank shall also reimburse Executive for his ordinary and necessary business expenses incurred in connection with the performance of his duties under this Agreement, including, without limitation, travel and reasonable entertainment expenses and fees for memberships in such clubs and organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Bank. Reimbursement of such expenses shall be made upon presentation to the Bank of an itemized account of the expenses in such form as the Bank may reasonably require.

6. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 9 and 16.

(a) The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i) the termination by the Bank or the Company of Executive’s full-time employment hereunder for any reason other than (A) Disability or Retirement, as defined in Section 7 below, or (B) Termination for Cause as defined in Section 8 hereof; or

(ii) Executive’s resignation from the Bank’s employ, upon any

(A) failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer of the Bank and/or the Company,

(B) material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above,

(C) relocation of Executive’s principal place of employment by more than 30 miles from its location at the effective date of this Agreement,

(D) liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

(E) breach of this Agreement by the Bank.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed four (4) calendar months after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) or (E) above.

(iii) Executive’s involuntary termination by the Bank or voluntary resignation from the Bank’s employ on the effective date of, or at any time following, a Change in Control during the term of this Agreement, including extensions thereof. For these purposes, a Change in Control of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “HOLA”) as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be considered, for purposes of this clause (b), as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the then current Board of Directors of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the common stock of the Company are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b) Upon the occurrence of an Event of Termination, as defined in Section 6(a)(i), (ii) or (iii), on the Date of Termination, as defined in Section 9(b) or, if different, within the time frame set forth in any sub-paragraph below, the Bank shall pay, provide or credit to Executive (or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be):

(i) his earned but unpaid salary as of the date of termination of employment with the Bank and the benefits to which he would be entitled as of the date of termination as a former employee under the Bank’s employee benefit plans and programs and compensation plans and programs;

(ii) as severance pay or liquidated damages, or both, a sum equal to three (3) times the sum of (A) the highest annual rate of Base Salary and (B) the highest annual bonus awarded to Executive during the prior three years. At the election of Executive, which election is to be made on an annual basis during the month of January, and which election is irrevocable for the year in which made and upon the occurrence of an Event of Termination, any payments shall be made in a lump sum, or paid bi-weekly during the remaining term of this Agreement following Executive’s termination. In the event that no election is made, payment to Executive will be made in a lump sum within sixty (60) days of the termination of employment. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment;

(iii) at the Bank’s expense, continued medical, dental and life insurance coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination of employment. Such medical and dental coverage shall continue for the lifetime of each of Executive and his spouse as provided in Section 3(c) hereof, and such life insurance shall cease thirty-six (36) months following the Event of Termination;

(iv) any outstanding unvested stock options or shares of restricted stock of the Company that have been awarded to him, which shall become fully vested as of his termination of employment;

(v) within sixty (60) days (or within such shorter period to the extent that information can be reasonably obtained) following his termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the Bank’s contributions that would have been made on Executive’s behalf under the Bank’s 401(k) Plan and employee stock ownership plan (and any other defined contribution plan maintained by the Bank) if he had continued working for the Bank for a thirty-six (36) month period following his termination, earning the Base Salary that would have been achieved during the remaining unexpired term of this Agreement (assuming, if a Change in Control has occurred, that the annual Base Salary increases at the rate of six percent (6%) per year on each Anniversary Date over the remaining unexpired term of the Agreement) and making the maximum amount of employee contributions permitted, if any, under such plan or plans, where such present values are to be determined using a discount rate of six percent (6%) per year;

(vi) within sixty (60) days (or within such shorter period to the extent that information can reasonably be obtained) following his termination of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits to which he would be entitled under the Supplemental Executive Retirement Plan (and any other deferred compensation plan for management or highly compensated employees that are maintained by the Bank) if he had continued working for the Bank for the thirty-six (36) month period following his termination at the Base Salary and bonus that would have been achieved during the remaining unexpired term of this Agreement (assuming, if a Change in Control has occurred, that annual Base Salary and bonus each increase at the rate of six percent (6%) per year on each Anniversary Date for the remaining unexpired term of the Agreement) over (B) the present value of the benefits to which he is actually entitled under any such plan, as of the date of his termination with the Bank, where the present values are to be determined using a discount rate of six percent (6%) and the mortality tables prescribed under Section 72 of the Code.

(c) Notwithstanding the preceding paragraphs of this Section, in the event that:

(i) the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, and

(ii) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto, then the Termination Benefits to be paid to Executive shall be so reduced so as to be a Non-Triggering Amount.

7. TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

For purposes of this Agreement, termination by the Bank of Executive’s employment based on “Retirement” shall mean termination in accordance with the Bank’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability (“Disability”), the Bank may terminate this Agreement, provided that the Bank shall continue to be obligated to pay Executive his Base Salary for the remaining term of the Agreement, or one year, whichever is the longer period of time, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Bank has provided or may provide on behalf of its employees generally or its senior executives or pursuant to any workman’s or social security disability program shall reduce the compensation to be paid to Executive pursuant to this paragraph.

In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary as defined in Paragraph 3(a) at the rate in effect at the time Executive’s death for a period of one (1) year from the date of Executive’s death.

8. TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for

Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

9. NOTICE

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by Executive, in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within the term of this Agreement. If such dispute is not resolved within the term of the Agreement, the Bank shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing beyond the term of the Agreement. Amounts paid under this Section shall be offset against or reduce any other amounts due under this Agreement.

10. POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11. NON-COMPETITION

(a) Upon any termination of Executive’s employment hereunder, other than a termination (whether voluntary or involuntary) in connection with a Change in Control, as a result of which the Bank and/or the Company is paying Executive the benefits entitled to Executive under Section 6 of this Agreement, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said area, cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury would result to the Bank and/or the Company, its business and property in the event of Executive’s breach of this Subsection 11(a), agree that in the event of any such breach by Executive, the Bank and/or the Company would be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, employers, employees and all persons acting for or with Executive. Nothing herein shall be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12. SOURCE OF PAYMENTS

(a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. Executive and the Bank, however, acknowledge that pursuant to that certain Employment Agreement between Executive and the Company dated as of the date of this Agreement (the “Company Employment Agreement”), the Company has guaranteed payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

(b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided in this Agreement, are paid to or received by Executive under the Company Employment Agreement, such compensation payments and benefits will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement.

(c) For financial statement purposes, ongoing payments pursuant to this Agreement and the Company Employment Agreement (collectively, the “Agreements”) shall be allocated by the Bank and the Company on a quarterly basis in proportion to the services rendered to the Bank and the Company, respectively. Termination payments made pursuant to the provisions of Section 6 of each of the Agreements shall be charged and paid in accordance with the terms of Section 6(c) of this Agreement and Section 11 of the Company Employment Agreement.

13. NO EFFECT ON EMPLOYEE BENEFITS PLANS OR PROGRAMS

The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by Executive, shall have no effect on the vested rights of Executive under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

14. NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15. ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This Agreement and the Company Employment Agreement contain the entire agreement of the Executive, the Bank and the Company relating to the subject matter hereof, and supercedes in its entirety any and all prior agreements, understandings or representations between the parties relating to the subject matter hereof, including but not limited to, that certain employment agreement between the Bank and Executive dated January 7, 1994.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16. REQUIRED REGULATORY PROVISIONS

(a) The Bank may terminate Executive’s employment at any time. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 USC §1818(e)(3) and §1818(g)(1)), the Bank’s obligations under this contract shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8g(1) of the Federal Deposit Insurance Act (12 USC §1818(e) and §1818(g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 USC §1813(x)(1)), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank by the Director of the Office of Thrift Supervision (“OTS”) or his designee at the time (i) the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the

Federal Deposit Insurance Act (12 USC §1823(c)); or (ii) the Director of the OTS or his designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

17. SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18. HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Florida but only to the extent not superseded by federal law.

20. ARBITRATION

Except as otherwise expressly provided elsewhere in this Agreement, in the event that any dispute should arise between the parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association (“AAA”) applicable to commercial arbitrations (the “Rules”) except as modified by this Section. The Employee shall appoint one arbitrator, the Company shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party’s arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the Florida Arbitration Code or any applicable successor legislation. Any hearings in the arbitration shall be held in the Palm Beach County,

Florida unless the parties shall agree upon a different venue, and shall be private and not open to the public. Each party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the parties. The costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.

21. PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or has been resolved in Executive’s favor.

22. INDEMNIFICATION

During the term of this Agreement and for a period of six (6) years thereafter, the Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

23. SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, effective as of the date first above written.

ATTEST:	FIDELITY FEDERAL BANK & TRUST

/s/ Elizabeth Cook	By:	/s/ Vince A. Elhilow
Secretary		Vince A. Elhilow

WITNESS:	EXECUTIVE:

/s/ Richard D. Aldred	By:	/s/ Vince A. Elhilow
Vince A. Elhilow
President and Chief Executive Officer